ASSET PURCHASE AGREEMENT

         This asset purchase agreement (the "Agreement") is entered into as of the 21st day of May, 2001, by and between AutoCorp Equities, a Nevada corporation (the "Seller") and JMACE, Inc., a Texas Corporation, (herein referred to as "Buyer"). The parties have previously agreed that the effective date of this transaction will be January 1, 2000.

         Whereas, Seller owns one hundred percent of the assets of Ace Motor Co., Inc., including Angelina Motor Company dba Circus Motors, Inc. (both of which are herein referred to as Ace), of which assets are owned by Seller, and

         Buyers are willing to buy and Seller is willing to sell, one hundred percent (100%) of the assets of ACE for a purchase /selling price of $716,190.

         Now, therefore, in consideration of the agreements, covenants and representations contained herein, the sufficiency of all of which are expressly acknowledged by the parties hereto, it is agreed as follows:

         1. Purchase of Ace Assets: Seller will sell and Buyers will buy ninety percent (100%) of the assets of Ace Motor Co., Inc for a price of $716,190 for the aggregate shares payable as follows;

                  a. A promissory note (Exhibit A) in the original face amount of $419,490 payable in monthly Installments together with interest over a period of eighteen months. Such promissory note will bear an annual interest rate of twelve percent (12%) per annum, and

                  b. A promissory note (Exhibit B) in the amount of $296,190 payable in monthly installments together with interest until paid in full. Such promissory note will bear an annual interest rate of twelve percent (12%) per annum.

         2. Assets as Collateral: In consideration of any of 1a and 1b above, Buyers hereby grant a security interest to Seller in the Ace assets. Upon any default, as hereinunder defined, all indebtedness of Buyers to Seller shall become immediately due and payable, notwithstanding any credit or extension of time allowed to Buyers by Seller as may be evidenced from time to time by Seller, Seller has all of the rights and remedies of a secured party under the Uniform Commercial Code of the State of Texas.

         3. Delivery of Assets: Seller agrees to Deliver to Buyers at closing a Bill of Sale representing one hundred percent (100%) of the assets of Ace in proper form for transfer. Seller shall have received all executed notes or other documents relating to the transaction as a condition of delivery of the shares.

         4. Additional Agreements: The parties additionally agree as follows:

                  a. Transaction Price: The transaction price as detailed in Exhibit C is the sole basis for completion of this transactions and agree that the price will not change without prior written agreement by the parties.

                  b. Automobile Finance Contracts: Seller will make its finance subsidiary, AutoCorp Financial Services, available to Ace as a source for financing automobile sales subject to AutoCorp Financial Services' underwriting guidelines and Ace's execution of a Dealer Agreement with AutoCorp Financial Services.

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                  c.       Covenant  not to  Sue:  As  detailed  in  the  Mutual
                  Covenant Not to Sue attached hereto as Exhibit D, Buyers agree not to sue Seller for any events occurring after the effective date and Seller agrees not to sue Buyer's for any events occurring prior to the effective date.

                  d. Bill of Sale: Pursuant to the Bill of Sale attached hereto as Exhibit E, Seller hereby assigns, transfers and conveys to Buyers all of its rights, interests (other than continuing interest in net operating loss carryforwards), liens, claims and encumbrances in and to its ownership of the Ace assets.

                  e. Prohibited Activities: So long as there exists an ownership interest in Ace by AutoCorp Equities, Buyers shall not permit any of the following acts by Ace without the express written consent of AutoCorp Equities:

                           (i.)     borrow any  additional  money or encumbering
                           ny assets of Ace;

                           (ii.)    expand  or  extend  any  line of  credit  or
                           indebtedness owed or guaranteed by Ace;

                           (iii.)   sell,  transfer  or convey any assets of Ace
                           not in the ordinary course of business;

                           (iv.)    terminate or modify any  agreement  relating
                           to the used car lot operated by Ace.

                  Should Buyer permit or cause to be permitted, any of the prohibited activities mentioned above without the prior written consent of AutoCorp, then AutoCorp may, at its sole option, terminate this agreement with thirty (30) day written notice and all notes under this agreement will become due and payable together with any accrued interest thereon.

                  f. Operating Profits of Ace: For so long as there exists an ownership interest in Ace by AutoCorp, Buyers, as majority owners of Ace, hereby covenant and agree that Ace will give, transfer, assign, set over, convey and deliver unto AutoCorp and AutoCorp hereby agrees to accept from Ace, ten percent (10%), or such percentage of the as the parties may agree upon from time to time, of the Operating Profits of Ace. Such amounts shall be paid by Ace to AutoCorp on or before the 25th day of each calendar quarter for Operating Profits from the prior calendar quarter. For the purpose of the Agreement, Operating Profits shall mean total revenue derived from the business operations of Ace less routine operating expenses normally incurred in the day-to-day operation of the business. Permitted expenses for purposes of this calculation shall not include depreciation, taxes or operating expenses in excess of those considered to be routine. If, for any reason, Ace fails to remit said share of Operating Profits on or before the 25th day of each calendar quarter for the prior calendar quarter or if any remitted funds are dishonored, this agreement shall become null and void and the Notes hereunder will become due and payable together with any accrued interest thereon.

                  g. Net Operating Losses: Nothing in this Agreement shall preclude AutoCorp from retaining all its rights to and interest in any Net Operating Losses incurred by Ace prior to the effective date of this transaction. Buyers and Ace hereby release any rights to or interests in any said Net Operating Losses incurred by Ace prior to the effective date.

                  h. Monthly and Quarterly Financial Forecasts: On or before the 25th day of each calendar month and calendar quarter, Buyers will deliver to AutoCorp monthly and quarterly income statements and balance sheets of Ace with a comparison of all line items to the results of operations for the same period from the prior calendar quarter, when available, certified by Buyers. All such statements shall be in form and content satisfactory to AutoCorp and shall be prepared in accordance with generally accepted accounting principles consistently applied. In addition, Buyers will deliver evidence to AutoCorp that all property, franchise and federal taxes have been paid where applicable.

                  i. Annual Financial Reports: On or before March 1 of each calendar year, Buyers will deliver to AutoCorp annual financial statements (balance sheet and income statement) in form and content satisfactory to AutoCorp which statements will be reviewed by Ace's outside accounting firm and prepared in accordance with generally accepted accounting principles consistently applied. In addition, Buyers will deliver copies to AutoCorp of all franchise, sales tax and Federal income tax returns, together with evidence of payment of all such tax obligations.

                  j. Board of Directors, Indemnification: For so long as there exists an ownership interest in Ace by AutoCorp, Buyers and Ace covenant and agree to appoint a representative designated by AutoCorp to serve as a member of the Board of Directors of Ace. Without the prior written consent of
                  AutoCorp, there will be no other members of Ace's Board of Directors other than Buyers and AutoCorp's designated representative. To the greatest extent permitted by applicable law, Buyers and Ace hereby covenant and agree to indemnify, defend and hold harmless AutoCorp and its Ace board representative for all actions, claims, costs, liabilities and obligations arising or in any way related to this Agreement and/or the transactions contemplated hereby. At AutoCorp's election, Buyers and/or Ace shall provide at their expense, director and officer liability insurance for AutoCorp's designated representative on the Ace board, which policy shall have such limits and contain such provisions and riders as determined by AutoCorp in its reasonable discretion.

                  k. Assignment: Neither party may assign its rights or delegate its obligations under this agreement, in whole or in part, without the prior written consent of the other party other than an assignment by either party of this Agreement by merger, acquisition, or sale of all or substantially all of its assets. Any attempted assignment or delegation without such prior consent will be null and void. The rights and liabilities of the parties' under this Agreement will be binding upon and inure to the benefit of the parties' respective successors and permitted assigns.

                  l. Notices: Any notice or payment required or permitted to be made or given by either party hereto pursuant to this Agreement will be deemed delivered on the date of issuance if sent by such party to the other party by certified mail, return receipt requested, commercial courier, personal delivery, addressed to the addresses set forth above or to such other address as a party shall designate by written notice given to the other party, Electronic mail and facsimile may be used; provided, that the person delivering such notice receives a written confirmation of the addressee's receipt thereof or any document so delivered is also reduced to hard copy and delivered by one of the foregoing methods.

                  m. Governing Law: THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO OR APPLICATION OF CONFLICT OF LAW RULES, IS FULLY PERFOMABLE IN DALLAS COUNTY, TEXAS AND VENUE FOR RESOLUTION OF ANY DISPUTE ARISING HEREUNDER OR IN CONNECTION HEREWITH SHALL BE EXCLUSIVELY IN DALLAS COUNTY, TEXAS. THIS AGREEMENT SHALL NOT BE GOVERNED BY THE UNITED NATIONS CONVENTION FOR INTERNATIONAL SALES OF GOODS.

                  n. Severability: If any part of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, then it will be enforced to the maximum extent permitted by law and the remaining provisions shall remain in full force and effect. Furthermore the parties agree to substitute for the invalid or unenforceable provision a valid and enforceable provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

                  o. Waiver: The waiver of any breach of any provision of this Agreement or the Exhibits incorporated herein by reference shall not constitute a waiver of any subsequent breach of the same or other provisions herein. To be effective, a waiver must be in writing and signed by the waiving party or parties.

                  p. Rights of Third Parties: Nothing contained in this Agreement, express or implied, shall be deemed to confer any rights or remedies upon, nor obligate any of the parties hereto, to any person or entity other than such parties, unless expressly stated to the contrary.

                  q. Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  r. Entire Agreement: This Agreement, including the Exhibits hereto and documents referenced herein (as may be amended by the parties hereto from time to time), which are expressly incorporated herein by reference, constitutes the complete and exclusive understanding and agreement between the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may not be altered, modified, amended, changed, rescinded or discharged, in whole or in part, except by written agreement executed by both parties.

         Executed effective as of the date and year first above written.


                                                   JMACE, Inc.
                                                   A Texas Corporation

                                                   By:_______________________
                                                   William O. Merritt
                                                   President

                                                   AutoCorp Equities, Inc
                                                   A Nevada Corporation



                                                   By:_______________________
                                                   Charles Norman
                                                   President